================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 17

                                       TO

                                  SCHEDULE 13D

                               ------------------

                    Under the Securities Exchange Act of 1934





                                THE LIMITED, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


COMMON STOCK, $0.50 PAR VALUE                                  532716-107
---------------------------------                          ---------------------
(Title of class of securities)                               (CUSIP number)


                              DENNIS J. BLOCK, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153
                                 (212) 310-8000
--------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)

                                  MARCH 2, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].


Check the following box if a fee is being paid with the statement [_].


(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


================================================================================

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CUSIP No. 532716-107                  13D-PAGE 2

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--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON:                          Leslie H. Wexner

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:          (A) [_]
                                                                       (B) [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY

--------------------------------------------------------------------------------
  4         SOURCE OF FUNDS:                N/A

--------------------------------------------------------------------------------
  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
             ITEM 2(d) OR 2(e):                                            [_]
--------------------------------------------------------------------------------
  6         CITIZENSHIP OR PLACE OF ORGANIZATION:              United States

--------------------------------------------------------------------------------
  NUMBER OF              7       SOLE VOTING POWER:                 56,215,300
    SHARES
                   -------------------------------------------------------------
 BENEFICIALLY            8       SHARED VOTING POWER:                6,091,117
   OWNED BY
                   -------------------------------------------------------------
     EACH                9       SOLE DISPOSITIVE POWER:            56,215,300
  REPORTING
                   -------------------------------------------------------------
 PERSON WITH            10       SHARED DISPOSITIVE POWER:            6,091,117

--------------------------------------------------------------------------------
 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 62,306,417

--------------------------------------------------------------------------------
 12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES:                                                         [X]

--------------------------------------------------------------------------------
 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 22.9 %

--------------------------------------------------------------------------------
 14         TYPE OF REPORTING PERSON:                            IN

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                      SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 532716-107                      13D-PAGE 3
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  1         NAME OF REPORTING PERSON:                  The Wexner Foundation

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:       (A) [_]
                                                                    (B) [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY

--------------------------------------------------------------------------------
  4         SOURCE OF FUNDS:                N/A

--------------------------------------------------------------------------------
  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e):                             [_]
--------------------------------------------------------------------------------
  6         CITIZENSHIP OR PLACE OF ORGANIZATION:                       Ohio

--------------------------------------------------------------------------------
  NUMBER OF              7       SOLE VOTING POWER:                 1,407,717
    SHARES
                   -------------------------------------------------------------
 BENEFICIALLY            8       SHARED VOTING POWER:                   -0-
   OWNED BY
                   -------------------------------------------------------------
     EACH                9       SOLE DISPOSITIVE POWER:             1,407,717
  REPORTING
                   -------------------------------------------------------------
 PERSON WITH            10       SHARED DISPOSITIVE POWER:              -0-

--------------------------------------------------------------------------------
 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 1,407,717

--------------------------------------------------------------------------------
 12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES:                                                        [_]

--------------------------------------------------------------------------------
 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0.5%

--------------------------------------------------------------------------------
 14         TYPE OF REPORTING PERSON:                            OO
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                      SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 532716-107                      13D-PAGE 4
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--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:          Health and Science Interests

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [_]
                                                                       (B) [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                N/A

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e):                                              [_]
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF ORGANIZATION:                         Ohio

--------------------------------------------------------------------------------
 NUMBER OF              7       SOLE VOTING POWER:                   2,000,000
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY            8       SHARED VOTING POWER:                      -0-
  OWNED BY
                  --------------------------------------------------------------
    EACH                9       SOLE DISPOSITIVE POWER:              2,000,000
 REPORTING
                  --------------------------------------------------------------
PERSON WITH            10       SHARED DISPOSITIVE POWER:                 -0-

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  2,000,000

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES:                                                       [_]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0.7%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                            OO
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                      SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 532716-107                  13D-PAGE 5
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--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON:          Health and Science Interests II

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (A) [_]
                                                                        (B) [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY

--------------------------------------------------------------------------------
  4         SOURCE OF FUNDS:                N/A

--------------------------------------------------------------------------------
  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEM 2(d) OR 2(e):                                         [_]
--------------------------------------------------------------------------------
  6         CITIZENSHIP OR PLACE OF ORGANIZATION:                       Ohio

--------------------------------------------------------------------------------
  NUMBER OF              7       SOLE VOTING POWER:                    350,000
    SHARES
                   -------------------------------------------------------------
 BENEFICIALLY            8       SHARED VOTING POWER:                    -0-
   OWNED BY
                   -------------------------------------------------------------
     EACH                9       SOLE DISPOSITIVE POWER:              350,000
  REPORTING
                   -------------------------------------------------------------
 PERSON WITH            10       SHARED DISPOSITIVE POWER:               -0-

--------------------------------------------------------------------------------
 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:   350,000

--------------------------------------------------------------------------------
 12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES:                                                        [_]

--------------------------------------------------------------------------------
 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0.1%

--------------------------------------------------------------------------------
 14         TYPE OF REPORTING PERSON:                            OO
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 532716-107              13D-PAGE 6
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--------------------------------------------------------------------------------
  1         NAME OF REPORTING PERSON:               The Wexner Children's Trust

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
  2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:          (A) [_]
                                                                       (B) [X]
--------------------------------------------------------------------------------
  3         SEC USE ONLY

--------------------------------------------------------------------------------
  4         SOURCE OF FUNDS:                N/A

--------------------------------------------------------------------------------
  5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEM 2(d) OR 2(e):                                            [_]
--------------------------------------------------------------------------------
  6         CITIZENSHIP OR PLACE OF ORGANIZATION:                      Ohio

--------------------------------------------------------------------------------
  NUMBER OF              7       SOLE VOTING POWER:                18,750,000
    SHARES
                   -------------------------------------------------------------
 BENEFICIALLY            8       SHARED VOTING POWER:                   -0-
   OWNED BY
                   -------------------------------------------------------------
     EACH                9       SOLE DISPOSITIVE POWER:            18,750,000
  REPORTING
                   -------------------------------------------------------------
 PERSON WITH            10       SHARED DISPOSITIVE POWER:              -0-

--------------------------------------------------------------------------------
 11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON: 18,750,000

--------------------------------------------------------------------------------
 12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES:                                                         [_]

--------------------------------------------------------------------------------
 13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  6.9%

--------------------------------------------------------------------------------
 14         TYPE OF REPORTING PERSON:                            OO
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                      SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 532716-107               13D-PAGE 7
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--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:           Harry and Hannah Wexner Trust

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (A) [_]
                                                                        (B) [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                N/A

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e):                                               [_]
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF ORGANIZATION:                     Ohio

--------------------------------------------------------------------------------
 NUMBER OF              7       SOLE VOTING POWER:                    144,600
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY            8       SHARED VOTING POWER:                    -0-
  OWNED BY
                  --------------------------------------------------------------
    EACH                9       SOLE DISPOSITIVE POWER:               144,600
 REPORTING
                  --------------------------------------------------------------
PERSON WITH            10       SHARED DISPOSITIVE POWER:               -0-

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  144,600

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES:                                                         [_]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0.1%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                            OO
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 532716-107                13D-PAGE 8
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--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON:       Harry, Hannah and David Wexner Trust

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:            (A) [_]
                                                                        (B) [X]
--------------------------------------------------------------------------------
 3         SEC USE ONLY

--------------------------------------------------------------------------------
 4         SOURCE OF FUNDS:                N/A

--------------------------------------------------------------------------------
 5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
           ITEM 2(d) OR 2(e):                                            [_]
--------------------------------------------------------------------------------
 6         CITIZENSHIP OR PLACE OF ORGANIZATION:                       Ohio

--------------------------------------------------------------------------------
 NUMBER OF              7       SOLE VOTING POWER:                  2,188,800
   SHARES
                  --------------------------------------------------------------
BENEFICIALLY            8       SHARED VOTING POWER:                    -0-
  OWNED BY
                  --------------------------------------------------------------
    EACH                9       SOLE DISPOSITIVE POWER:             2,188,800
 REPORTING
                  --------------------------------------------------------------
PERSON WITH            10       SHARED DISPOSITIVE POWER:               -0-

--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:  2,188,800

--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES:                                                           [_]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):  0.8%

--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON:                            OO
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                      SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 17 relates to the Schedule 13D dated June 25, 1985, as amended in certain respects by Amendments No. 1 through 16 thereto, filed by a group currently comprised of Leslie H. Wexner, The Wexner Foundation, Health and Science Interests, Health and Science Interests II, The Wexner Children's Trust, the Harry and Hannah Wexner Trust and the Harry, Hannah and David Wexner Trust (collectively, the "Purchasers").

Item 2. Identity and Background.
        -----------------------

         On January 31, 1997, Leslie H. Wexner contributed 3,989,400 shares of Common Stock to the Harry, Hannah and David Wexner Trust. The trustees of such trust are Mr. Wexner and Jeffrey E. Epstein.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

                  (a) As of March 5, 1998, the Purchasers beneficially owned the following shares of the Common Stock (the approximate percentages of the shares of Common Stock owned as indicated in parenthesis below are based on the 272,491,148 shares reported as outstanding in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 1997):

1.  Leslie H. Wexner                     62,306,417(1)(2)(3)(4)(5)(6)  22.9%
2.  The Wexner Foundation                 1,407,717(1)                  0.5%
3.  Health and Science
         Interests                        2,000,000(2)                  0.7%
4.  Health and Science
         Interests II                       350,000(2)                  0.1%
5.  The Wexner Children's
         Trust                           18,750,000(4)                  6.9%
6.  Harry and Hannah Wexner
         Trust                              144,600(5)                  0.1%
7.  Harry, Hannah and David Wexner
         Trust                            2,188,800(6)                  0.8%

------------------------------

(1) Power to vote or direct the disposition of the 1,407,717 shares held by The Wexner Foundation may be deemed to be shared by Leslie H. Wexner and Jeffrey E. Epstein as the trustees of The Wexner Foundation. Leslie H. Wexner and Jeffrey E. Epstein disclaim beneficial ownership of the shares held by The Wexner Foundation.

(2) Power to vote or direct the disposition of the 2,350,000 shares held in the aggregate by Health and Science Interests and Health and Science Interests II may be deemed to be shared by Leslie H. Wexner as grantor and Jeffrey E. Epstein as trustee thereof. Leslie H. Wexner and Jeffrey E. Epstein disclaim beneficial ownership of shares held by Health and Science Interests and Health and Science Interests II.

(3) Includes 530,490 shares held in The Limited, Inc. Savings and Retirement Plan for Mr. Wexner's account and 175,000 shares issuable upon exercise of options held by Mr. Wexner. Excludes
         389 shares held directly by Mr. Wexner's spouse and 200,000 shares held in a trust of which Mr. Wexner's spouse is a beneficiary, as to which Mr. Wexner disclaims beneficial ownership.

(4) Power to vote or direct the disposition of the 18,750,000 shares held by Leslie H. Wexner as the sole trustee of The Wexner Children's Trust.

(5) Power to vote or direct the disposition of the 144,600 shares held by the Harry and Hannah Wexner Trust may be deemed to be shared by Leslie
         H. Wexner and Jeffrey E. Epstein as trustees of such trust.

(6) Power to vote or direct the disposition of the 2,188,800 shares held by the Harry, Hannah and David Wexner Trust may be deemed to be shared by Leslie H. Wexner and Jeffrey E. Epstein as trustees of such trust.

                  (b) The responses of the Purchasers to Item 7 through 11 of the portions of the cover pages of this Amendment No. 17 to the Schedule 13D which relate to the beneficial ownership of shares of the Common Stock are incorporated herein by reference.

                  (c) During the past sixty days, the Purchasers effected the following transactions in the Common Stock:

                    Date of                 Amount of          Price per          Where and
Person              Transaction             Securities         Share              How Effected
------              -----------             ----------         --------           ------------

Leslie H. Wexner          2/1/98               8,456             N/A             Vesting of
                                              shares                             Issuer's
                                                                                 restricted stock
                                                                                 grant

           "              2/13/98             16,262             N/A             Vesting of
                                              shares                             Issuer's
                                                                                 restricted stock
                                                                                 grant

           "              2/25/98          2,500,000             N/A             Contribution to
                                              shares                             The Wexner
                                                                                 Children's Trust
                                                                                 II

The Wexner                3/2/98           2,000,000          $29.125            NYSE (sale)
Children's Trust                              shares
II

           "              3/5/98             500,000          $29.00             NYSE (sale)
                                              shares

Harry and Hannah          3/5/98           1,500,000          $29.00             NYSE (sale)
Wexner Trust                                  shares

Harry, Hannah and         3/5/98             500,000          $29.00             NYSE (sale)
David Wexner                                  shares
Trust



                  (d), (e):  Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 5, 1998

                                       /s/  Leslie H. Wexner
                                            ------------------------------------
                                            Leslie H. Wexner


                                        THE WEXNER FOUNDATION


                                        By:  /s/   Darren K. Indyke
                                             -----------------------------------
                                                   Darren K. Indyke, Secretary


                                        HEALTH AND SCIENCE INTERESTS


                                        By:  /s/   Jeffrey E. Epstein
                                             -----------------------------------
                                                   Jeffrey E. Epstein, Trustee


                                        HEALTH AND SCIENCE INTERESTS II


                                        By:  /s/   Jeffrey E. Epstein
                                             -----------------------------------
                                                   Jeffrey E. Epstein, Trustee


                                        THE WEXNER CHILDREN'S TRUST


                                        By:  /s/   Leslie H. Wexner
                                             -----------------------------------
                                                   Leslie H. Wexner, Trustee


                                        HARRY AND HANNAH WEXNER TRUST


                                        By:  /s/   Jeffrey E. Epstein
                                             -----------------------------------
                                                   Jeffrey E. Epstein, Trustee

                                        HARRY, HANNAH AND DAVID WEXNER TRUST


                                         By:  /s/   Jeffrey E. Epstein
                                              ----------------------------------
                                                    Jeffrey E. Epstein, Trustee

NYFS01...:\08\80808\0004\139\SCH2117J.37A